Exhibit 99.1

[LOGO FOR ROXIO, INC.]

NEWS RELEASE

ROXIO ACQUIRES PRESSPLAY AS THE FOUNDATION FOR THE

RE-LAUNCH OF NAPSTER®

The Global Leader in CD and DVD Recording Software Adds Premier Legal Online

Music Service to its Digital Media Assets

Universal Music and Sony Music Entertainment now Minority Stockholders in Roxio

SANTA CLARA, CA, May 19, 2003—Roxio (NASDAQ:ROXI), The Digital Media Company®, provider of the best selling digital media software in the world, today announced that it acquired Pressplay, the nation’s premier online music service. As a result of this transaction, Roxio has acquired a legal digital music distribution infrastructure and catalog rights with all five major music labels. Pressplay will serve as the foundation for the launch of Roxio’s new legal on line music service under the Napster brand.

“Roxio’s acquisition of Pressplay significantly accelerates the development of our online music business which is central to the strategic development of our company,” said Chris Gorog, Roxio’s Chairman and CEO. “With our acquisition of Napster we obtained the most powerful brand in the online music space. Now, with our acquisition of Pressplay, we have the most complete and scaleable legal technology infrastructure to use as a platform to re-launch Napster. After taking the necessary time to add features, enhance functionality and improve usability we will launch a new service with an extremely compelling consumer experience that builds on the qualities of the Napster brand.”

Under the terms of its agreement, Roxio has acquired substantially all of the interests of Pressplay, the joint venture of Universal Music Group (UMG) and Sony Music Entertainment (SME). Roxio purchased its majority ownership for $12.5 million in cash and approximately 3.9 million shares of Roxio common stock. Based on Roxio’s closing stock price on May 16, 2003, the purchase price would be approximately $39.5 million excluding transaction costs estimated at approximately $1 million. In addition, SME and UMG each have the right to earn up to $6.25 million based on positive cash flows resulting from the new Napster service.

UMG and SME will each provide a representative to join Roxio’s board of directors. Pressplay’s president, Mike Bebel, will report directly to Chris Gorog, and Pressplay’s senior management team and its offices in Los Angeles and New York will remain in place.

“Online music is highly synergistic with our core business of CD/DVD recording and digital media software and will be of great interest to our global customer base of over 100 million digital media consumers. Very significant positive changes have recently occurred in the legal online music sector resulting in far greater availability of content and much broader flexibility for consumers. We believe these critical changes now provide an environment for a very positive consumer experience which will help propel the growth of this industry,” concluded Mr. Gorog.

Zach Horowitz, President and COO of Universal Music Group, said, “The potential of the legitimate online music market is only now becoming apparent. Pressplay was an early mover in this area and has already established itself as a significant force. The combination of Pressplay, Roxio and Napster uniquely positions the service for the future. We are excited to continue to be part of that future by becoming a major shareholder in Roxio and look forward to working with Chris Gorog and his team to find new ways to make the online music experience an especially compelling one.”

Robert Bowlin, Executive Vice President, Sony Music Entertainment said, “When Pressplay launched in 2001, one of its great differentiating features, CD burning, was made possible by its relationship with Roxio. We believe that the combination of Roxio’s strong software expertise and its Napster brand with Pressplay’s unique programming and depth of content, will create an unparalleled service for music fans.”

“We are tremendously excited about becoming part of Roxio. The synthesis of our online music service, new technology developments and the Napster brand will result in an offering that we expect will surpass the usability and features of all other legal online music services,” said Mike Bebel, President of Pressplay.

In commenting on the immediate financial impact of the transaction Roxio’s CFO Elliot Carpenter said “We anticipate spending approximately $20 million to fund the relaunch of Napster. Following the relaunch we expect that this new business will result in negative cash flows until the service is widely adopted.” Roxio will provide a more detailed outlook of the financial impact of this transaction to its fiscal first quarter ending June 30th as part of its year end and fourth quarter earnings conference call already scheduled for May 21, 2003.

About Roxio

Roxio, Inc. (NASDAQ:ROXI) provides the best selling digital media software in the world. Roxio makes award-winning software products for CD/DVD burning, photo editing and video editing. Roxio’s family of products includes category-leading products Easy CD & DVD Creator™, Digital Media Suite™, Easy CD Creator® (Windows) and Toast® (Macintosh) for CD/DVD burning, PhotoSuite® for digital photography, and VideoWave® for digital video. Roxio also owns Napster® and plans to re-launch it as a legal, paid service in the near future. Roxio’s current installed base is in excess of 100 million users. Roxio distributes its products globally through strategic partnerships with major hardware manufacturers, in stores with the leading worldwide retailers, through

Internet partnerships and also sells its products direct at <www.roxio.com>. Headquartered in Santa Clara, California, Roxio also maintains offices in Minnesota, Canada, United Kingdom, Netherlands, and Japan. The company currently employs approximately 400 people worldwide. Roxio is a member of the S&P SmallCap 600 and the Russell 2000 Index.

About Pressplay

Pressplay is the leading online music subscription service that offers music fans the widest variety of music, unlimited listening and broad portability options. Pressplay was conceived as an equally held joint venture between Sony Music Entertainment and Universal Music Group (a unit of Vivendi Universal), and launched in December 2001. It has offices in Los Angeles and New York City. Music companies, including BMG, EMI Recorded Music, Sony Music Entertainment, Universal Music Group and Warner Music Group, as well as numerous independent labels, separately provide their content to pressplay on a non-exclusive basis. Pressplay is marketed to consumers through relationships with Gateway, HP, MP3.com, MSN Music, Rio, Roxio, Sony Music Club and Yahoo! For more information, visit pressplay at www.pressplay.com.

SOURCE Roxio, Inc.

Editorial Contacts: Lauren Karp, Roxio, Inc., (408) 367-4866, or lauren.karp@roxio.com

Investor Contacts: Alex Wellins of The Blueshirt Group, (415) 217-7722, or alex@blueshirtgroup.com

http://www.roxio.com

Safe Harbor Statement

The matters discussed relating to Roxio in this press release, especially matters related to the distribution of music online and the integration of Pressplay, include forward-looking statements that are subject to certain risks and uncertainties, including competition, difficulties in successfully integrating acquired businesses and possible intellectual property litigation, that could cause actual results to differ materially from those projected. Additional information on these risk factors are contained in Roxio’s reports filed with the Securities and Exchange Commission (SEC), including the Company’s

Annual Report on Form 10-K as filed with the SEC on July 1, 2002 and Quarterly Report on Form 10-Q as filed with the SEC on February 14, 2003, copies of which are available at the website maintained by the SEC at http://www.sec.gov. Roxio assumes no obligation to update the forward-looking statements included in this press release.

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Copyright © 2003 Roxio, Inc. All rights reserved. Roxio, the Roxio tagline, Digital Media Suite, Easy CD & DVD Creator, Easy CD Creator, PhotoSuite, VideoWave, Toast and Napster are either trademarks or registered trademarks of Roxio, Inc. in the United States and/or other countries. All other trademarks used are owned by their respective owners.